GUZOV OFSINK, LLC
ATTORNEYS AT LAW
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NEW YORK, NEW YORK 10022
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Vision Opportunity Master Fund, Ltd.
20 W 55th St., 5th floor
New York, NY 10019

Nite Capital LP
100 East Cook Avenue
Suite 201
Libertyville, IL 60048

Ijaz Malik
58 West 58th Street
New York NY 10019

October 20, 2006

Re: Dolce Ventures, Inc.

Gentlemen:

We have acted as counsel to Beijing Zhong Ran Wei Ye Gas Co., Ltd. ("Beijing Gas"), in connection with the Series B Convertible Preferred Stock Purchase Agreement dated as of October 20, 2006 (the "Agreement"), by and among Dolce Ventures, Inc., a Utah corporation (the "Company"), and the investors listed in the Agreement (the "Investors"). All capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement.

Beijing Gas became a wholly-owned subsidiary of the Company pursuant to a Share Exchange Agreement dated as of September 7, 2006, by and among the Company and each of the purchasers party thereto.

In connection with and as the basis for these opinions, we have examined originals or copies, certified or otherwise identified to us, of certain documents, corporate records and other instruments, including the following:

1. The Agreement (including the Exhibits and Schedules thereto) and each of the other Transaction Documents;
2. A copy of the Articles of Incorporation of the Company, and the amendments and corrections thereto, including the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the "Series A Certificate"), the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company, as amended (the "Series B Certificate"), in each case certified by the Utah Secretary of State;
3. A certificate dated October 20, 2006 by the Secretary of State of the State of Utah regarding the existence and good standing of the Company as a corporation under the laws of the State of Utah;
4. Resolutions adopted by the Company's Board of Directors;
5. Certificates of authorized persons of the Company; and
6. Such other documents as we have deemed necessary in order to render the opinions set forth herein.

We note that we do not currently serve, and have never been retained to serve as counsel to the Company. Accordingly, all opinions with respect to the Company are given based upon our "knowledge," as defined below.

Whenever our opinion herein with the respect to the existence or absence of facts is indicated to be based upon "our knowledge", it is intended to signify only that during the course of our representation of Beijing Gas, no information has come to the attention of the attorneys presently employed by our firm who have worked on matters for Beijing Gas that would give actual knowledge contrary to such statement. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of Beijing Gas.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us (other than those of officers of the Company), (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies; and (iv) the legal capacity of all natural persons party to any of the documents reviewed by us.

Based upon the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation to do

business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Preferred Stock, the Warrants and the Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. The execution, delivery and performance of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. Each of the Transaction Documents have been duly executed and delivered, and the Preferred Stock and the Warrants have been duly executed, issued and delivered by the Company and each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as may be limited by the laws of (i) bankruptcy, insolvency, reorganization, moratorium and other laws and legal principles of general application now or hereafter in effect relating to or limiting the rights of creditors, as well as general equitable principles.

3. The Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants are not subject to any preemptive rights under the Company's Articles of Incorporation or the Bylaws.

4. The Preferred Stock and the Warrants have been duly authorized and, when delivered against payment in full as provided in the Purchase Agreement, will be validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants, have been duly authorized and reserved for issuance, and, when delivered upon conversion or against payment in full as provided in the Certificate of Designation and the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

5. The execution, delivery and performance of and compliance with the terms of the Transaction Documents and the issuance of the Preferred Stock, the Warrants and the Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants do not (i) violate any provision of the Articles of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree (including Federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all

cases other than violations pursuant to clauses (i) and (iv) above, for such conflicts, default, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

6. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required under Federal, state or local law, rule or regulation in connection with the valid execution and delivery of the Transaction Documents, or the offer, sale or issuance of the Preferred Stock, the Warrants or the Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants other than (i) those information filings required under the Securities Exchange Act of 1934, as amended, and being made as a result of the Transactions contemplated in the Agreement, (ii) the Registration Statement, (iii) any "blue sky" filings required by states in which the Investors reside and (iv) the Certificate of Designations.

7. To the best of our knowledge, there is no action, suit, claim, investigation or proceeding pending or threatened against the Company which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending, or to our knowledge, threatened, against or involving the Company or any of its properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect. To the best of our knowledge, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any officers or directors of the Company in their capacities as such.

8. Based upon the representations of the Investors in the Agreement, the offer, issuance and sale of the Preferred Stock and the Warrants and the offer, issuance and sale of the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants pursuant to the Purchase Agreement, the Certificate of Designations and the Warrants, as applicable, are exempt from the registration requirements of the Securities Act.

9. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

Guzov Ofsink LLC

Guzov Ofsink, LLC